Exhibit 23

**Williams & Webster, P.S.**
*Certified Public Accountants & Business Consultants*

Board of Directors
Timberline Resources Corporation
Spokane ,Washington

**CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM**

We consent to the use of our report dated January 25, 2005, on the financial statements of Timberline Resources Corporation as of September 31, 2004 and 2003 and the years then ended, and the inclusion of our name under the heading "Experts" in the Form 10-SB-12G Registration Statement filed with the Securities and Exchange Commission.

*Williams & Webster, P.S.*

Williams & Webster, P.S.
Spokane, Washington

September 29, 2005

*Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA*
*Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201*
*Phone (509) 838-5111 • Fax (509) 838-5114 • www.williams-webster.com*